NOTICE TO TRANSFER AGENT

This Notice to Transfer Agent, dated as of May 24, 2019, is made pursuant to the Fourth Amended and Restated Transfer Agency and Service Agreement, as amended, (the “Agreement”), dated as of July 1, 2010, between AIM Sector Funds (Invesco Sector Funds) (the “Trust”) and Invesco Investment Services, Inc. (“IISI”).

WHEREAS, the above-named parties entered into the Agreement for the purpose of having IISI perform certain transfer agency services and functions for the benefit of certain shareholders of the Trust; and

WHEREAS, Article 8 of the Agreement provides that additional portfolios of the Trust may be added to the Agreement pursuant to written notice to IISI;

NOW, THEREFORE, the parties agree as follows:

1. Addition of Portfolio. The Trust hereby notifies IISI that the Trust has established the following new series of shares:

New Portfolio	Share Classes Offered
Invesco OFI Pictet Global Environmental Solutions Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Small Cap Value Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Gold & Special Minerals Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Value Fund	A, C, R, Y, R5, R6

The Trust also hereby notifies IISI that the Trust desires to add the New Portfolio under the Agreement.

2. Date of Effectiveness. The addition of the Classes of the New Portfolio under the Agreement shall be effective as of May 24, 2019.

IN WITNESS WHEREOF, the parties have executed this Notice as of the date first above written.

ACKNOWLEDGED AND AGREED:	AIM SECTOR FUNDS
INVESCO INVESTMENT SERVICES, INC.	(INVESCO SECTOR FUNDS)

By: /s/ William J. Galvin, Jr.	By: /s/ Jeffrey H. Kupor
William J. Galvin, Jr.	Jeffrey H. Kupor
President	Senior Vice President

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